Exhibit 10(a) (xli)
FY12 U.S. ANNUAL AWARDS
Stock Option Award and Agreement
[DATE]
Dear _________________:
H. J. Heinz Company is pleased to advise you that, effective as of ___________, you have been granted options (“Options”) to purchase _________ shares of H. J. Heinz Company Common Stock, at an exercise price of $ _______ per share, in accordance with the terms and conditions of the Third Amended and Restated H.J. Heinz Company Fiscal Year 2003 Stock Incentive Plan (the “Plan”), which are hereby incorporated by reference into this Agreement. The Options are also granted under and governed by the terms and conditions of this letter agreement (“Agreement”), which shall control in the event of a conflict with the terms and conditions of the Plan. For purposes of this Agreement, the “Company” shall refer to H. J. Heinz Company and its Affiliated Companies (as defined in Section 4 below) in the United States and throughout the world. Unless otherwise specifically defined herein, all other capitalized terms used in this Agreement shall have the same defined meanings as the capitalized terms in the Plan. Copies of the Plan and the Prospectus are posted along with this Agreement.
1.	The Options are Non-Statutory Options, as defined in the Plan. The Options will vest _________ beginning on , and will expire on __________, subject to earlier expiration in accordance with the terms of this Agreement or the Plan.
2.	Subject to Sections 3 and 4 of this Agreement, the exercise period for the Options, including the effect of the termination of your employment with the Company or a “Change in Control,” shall be governed by and determined in accordance with Section 8(B) of the Plan; provided, however, that in the event of termination of your employment by you for “Good Reason,” the “Expiration Date” shall be five years after the “Date of Termination” or the date of expiration specified in Section 1 above, whichever is sooner; and provided further, however, that in the event termination of your employment occurs by reason of involuntary termination without Cause, the “Expiration Date” shall be as provided in Section 8(B) of the Plan (the 90th day after the “Date of Termination”) or the date of expiration specified in Section 1 above, whichever is sooner, unless you execute a release of claims of the Company in the form requested by the Company, in which case your “Expiration Date” shall be five years after the “Date of Termination” or the date of expiration specified in Section 1 above, whichever is sooner.
You may exercise the Options in any manner provided for in the Plan; provided, however, that you must first obtain the approval of the Chief Executive Officer, or his designee, prior to choosing a “net exercise” arrangement. If you are a non-U.S.-based reporting officer, pursuant to Section 16 of the Securities Act of 1934, on the date of net exercise, you must obtain the approval of the Management

Development and Compensation Committee of the Board of Directors of the Company prior to choosing a “net exercise” arrangement.

3.	You agree that you shall not, during the term of your employment by the Company and for eighteen (18) months after the date of the termination of your employment with the Company, regardless of the reason for the termination, either directly or indirectly, solicit, take away or attempt to solicit or take away any employee of the Company, either for your own purpose or for any other person or entity. You further agree that you shall not, during the term of your employment by the Company or at any time thereafter, use or disclose Confidential Information (as defined in Section 4 below) except as directed by, and in furtherance of the business purposes of, the Company. You acknowledge (i) that the non-solicitation provision set forth in this Section 3 is essential for the proper protection of the business of the Company; (ii) that it is essential to the protection of the Company’s goodwill and to the maintenance of the Company’s competitive position that any Confidential Information be kept secret and not disclosed to others; and (iii) that the breach or threatened breach of this Section 3 will result in irreparable injury to the Company for which there is no adequate remedy at law because, among other things, it is not readily susceptible of proof as to the monetary damages that would result to the Company. You consent to the issuance of any restraining order or preliminary restraining order or injunction with respect to any conduct by you that is directly or indirectly a breach or a threatened breach of this Section 3. In the event of any breach by you of the provisions of this Section 3, you shall immediately return to the Company the pre-tax income resulting from any exercise of the Options or any portion thereof by you, unless such exercise occurred more than twelve (12) months prior to the date of the termination of your employment with the Company. In addition, in the sole discretion of the Company, and in addition to all other rights and remedies available to the Company at law, in equity or under this Agreement, any breach by you of the provisions of this Section 3 will result in the forfeiture of all unexercised options granted to you under this Agreement as of the date of such breach.
4.	As used in this Section 4, the following terms shall have the respective indicated meanings:
“Affiliated Company or Companies” means any person, corporation, limited liability company, partnership, or other entity controlling, controlled by or under common control with the Company.
“Confidential Information” means technical or business information about or relating to the Company and/or its products, processes, methods, engineering, technology, purchasing, marketing, selling, and services not readily available to the public or generally known in the trade, including but not limited to: inventions; ideas; improvements; discoveries; developments; formulations; ingredients; recipes; specifications; designs; standards; financial data; sales, marketing and distribution plans, techniques and strategies; customer and supplier information; equipment; mechanisms; manufacturing plans; processing and packaging techniques; trade secrets and other confidential information, knowledge, data and know-how of the Company, whether or not they originated with you or information which the Company received from third parties under an obligation of confidentiality.

“Conflicting Product” means any product or process of any person or organization, other than the Company, in existence or under development, (i) that competes with a product or process of the Company upon or with which you shall have worked during the two years prior to the termination of your employment with the Company or (ii) whose use or marketability could be enhanced by application to it of Confidential Information acquired by you in connection with your employment by the Company during such two-year period. For purposes of this definition, it shall be conclusively presumed that you have knowledge of information to which you have been directly exposed through actual receipt or review of memoranda or documents containing such information or through actual attendance at meetings at which such information was discussed or disclosed.
“Conflicting Organization” means any person or organization that is engaged in or about to become engaged in research on or the development, production, marketing, or selling of, or the use in production, marketing, or sale of, a Conflicting Product.
In partial consideration for the Options granted to you hereunder, you agree that, for a period of eighteen (18) months after the date of the termination of your employment with the Company, you shall not render services, directly or indirectly, as a director, officer, employee, agent, consultant or otherwise to any Conflicting Organization in any geographic area or territory in which such Conflicting Organization is engaged in or about to become engaged in the research on or the development, production, marketing, or sale of, or the use in production, marketing, or sale of, a Conflicting Product. The foregoing limitation does not apply to a Conflicting Organization whose business is diversified and that, as to that part of its business to which you render services, is not engaged in the development, production, marketing, use or sale of, a Conflicting Product, provided that the Company shall receive separate written assurances satisfactory to the Company from you and the Conflicting Organization that you shall not render services during such period with respect to a Conflicting Product or directly or indirectly provide or reveal Confidential Information to such organization.
You acknowledge and agree that the non-competitive restrictions set forth in this Section 4 are reasonable and necessary to protect the goodwill and legitimate business interests of the Company and to prevent the disclosure of the Company’s Confidential Information and trade secrets and, further, that you have the business experience and abilities such that you would be able to obtain employment in a business other than with a Conflicting Organization.

In the event of any breach by you of the provisions of this Section 4, you shall immediately return to the Company the pre-tax income resulting from any exercise of the Options or any portion thereof by you, unless such exercise occurred more than twelve (12) months prior to the date of the termination of your employment with the Company. In addition, in the sole discretion of the Company, and in addition to all other rights and remedies available to the Company at law, in equity, or under this Agreement, any breach by you of the provisions of this Section 4 will result in the forfeiture of all unexercised options granted to you under this Agreement as of the date of such breach.
In addition to the remedies stated in the preceding Section, the Company shall, if it shall so elect, be entitled to institute legal proceedings to obtain damages for a breach by you of this Section 4, or to enforce the specific performance of the Agreement by you and to enjoin you from any further violation of this Section 4, or to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law. You acknowledge, however, that the remedies at law for any breach by you of the provisions of this Section 4 may be inadequate and that the Company shall be entitled to obtain preliminary or permanent injunctive relief without the necessity of proving actual damages by reason of such breach or threatened breach and, to the extent permitted by applicable law, a temporary restraining order (or similar procedural device) may be granted immediately upon the commencement of such action.
You agree that if any of the provisions herein shall for any reason be determined by a court of competent jurisdiction to be overly broad as to scope of activity, duration, or geography, such provision shall be limited or reduced so as to be enforceable to the extent compatible with existing law.
5.	You acknowledge and agree that nothing in this Agreement or the Plan shall confer upon you any right with respect to future awards or continuation of your employment, nor shall it constitute an employment agreement or interfere in any way with your right or the right of the Company to terminate your employment, with or without cause, and with or without notice, subject to the terms of any written employment contract that you may have with the Company that is signed by both you and an authorized representative of the Company.
6.	You consent to the collection, use, and processing of personal data (including name, home address and telephone number, identification number, and number of options held) by the Company or a third party engaged by the Company for the purpose of implementing, administering, and managing the Plan and other stock option plans of the Company (collectively, the “Plans”). You further consent to the release of personal data (a) to such a third party administrator, which, at the option of the Company, may be designated as the exclusive broker in connection with the Plans, or (b) to any Affiliated Company, wherever located. You hereby waive any data privacy rights with respect to such data to the extent that receipt, possession, use, retention, or transfer of the data is authorized hereunder.

7.	The Plan is discretionary in nature and the Company may modify, cancel or terminate it at any time without prior notice in accordance with the terms of the Plan. While stock options may be granted under any of the Company’s Plans on one or more occasions or even on a regular schedule, each grant is a one-time event, is not an entitlement to an award of grants of stock options in the future, and does not create any contractual or other right to receive an award of stock options, compensation or benefits in lieu of stock options, or any other compensation or benefits in the future.
8.	This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its choice of law provisions.

This grant of Options is subject to your on-line acceptance of the terms and conditions of this Agreement through the Fidelity website.

H.J. HEINZ COMPANY
By:
William R. Johnson
Chairman of the Board, President and Chief Executive Officer

Accepted:	Signed electronically

Date:	Acceptance Date

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